Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Stephen Anderson – 336-436-5274
Burlington, NC 27215	Company Information: www.labcorp.com
Telephone: (336) 584-5171

LabCorp Establishes Global Clinical Trials Collaboration with Clearstone Central Labs

Burlington, NC, August 12, 2010 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH) announced today a collaboration between Esoterix Clinical Trials Services, a division of LabCorp, and Clearstone Central Laboratories, a global central laboratory specializing in drug development and pharmaceutical services.

The collaboration provides LabCorp with access to Clearstone’s global network of labs, including China, France, Singapore and Canada, in addition to LabCorp's existing labs in the United States and Belgium.  The companies will collaborate on providing standardized central laboratory testing for clinical trials to their respective clients.  The transaction also provides LabCorp access to Clearstone’s clinical trials management system APOLLO CLPM™, enhancing the ability of clients to conveniently send, receive and manage data.

“This collaboration combines the complementary strengths of two leading central laboratories to support drug development,” said David P. King, Chairman and Chief Executive Officer of LabCorp. “The transaction is an important milestone as it enhances LabCorp’s clinical trials central lab offering to customers in key geographies and advances the Company’s companion diagnostics and personalized medicine strategy.”

About LabCorp®
Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing.  With annual revenues of $4.7 billion in 2009, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, Monogram Biosciences, Inc. and Esoterix, Inc. and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trials testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors.  Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2009, and subsequent SEC filings.

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